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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2004

Plains All American Pipeline, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-14569 (Commission File Number)	76-0582150 (IRS Employer Identification No.)
333 Clay Street, Suite 1600, Houston, Texas 77002 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

        In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

        Plains All American Pipeline, L.P. (the "Partnership") has outstanding, in addition to its common units, 3,245,700 Class C common units and 1,307,190 Class B common units. The Class B common units and Class C common units are unlisted securities that are pari passu in voting and distribution rights with the Partnership's publicly traded common units. The Class B common units and Class C common units become convertible into common units upon approval by the holders of a majority of the common units. Pursuant to the terms of the Partnership's Third Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement") each of the holders of either class has the right to request that the Partnership call a meeting of its common unitholders to consider approval of a change in the terms of such class to provide that the units in such class are convertible into common units. The Partnership has received notice of the exercise of such right with respect to both classes. Pursuant to the Partnership Agreement, if the approval of the common unitholders is not obtained within 120 days of the request, the holders of the Class B common units and the Class C common units (unless and until converted into common units) will be entitled to receive distributions, on a per unit basis, equal to 110% of the amount of distributions paid on a common unit. If the approval of the common unitholders is not secured within 90 days after the end of the 120-day period, the distribution right increases to 115%. The Partnership is preparing to call a meeting of unitholders for such purpose, expected to be held in the first quarter of 2005.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: October 26, 2004	By:	Plains AAP, L.P., its general partner
	By:	Plains All American GP LLC, its general partner
	By:	/s/ TIM MOORE Name: Tim Moore Title: Vice President

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  Item 7.01. Regulation FD Disclosure
SIGNATURES